000 number	Mandalay Ventures, Ltd. Incorporated under the laws of the state of nevada	***00000*** shares
This certifies that	***Shareholder Name Here***	CUSIPXXX XXX XX X See reverse for Certain definitions
is the owner of		***Amount of Shares Issued***

FULLY PAID AND NON-ASSESABLE SHARES OF COMMON STOCK OF

Mandalay Ventures, Ltd.

transferable on the books of the corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Certificate of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid unless countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

President	CORPORATE SEAL Mandalay Ventures, Ltd. NEVADA	Secretary